[LETTERHEAD OF TROOP STEUBER PASICH REDDICK & TOBEY, LLP]


November 17, 1999


IAT Resources Corporation
5757 Wilshire Boulevard, Penthouse One
Los Angeles, California 90036

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the Registration Statement") to which this letter is attached as Exhibit
5.1 filed by IAT Resources Corporation, a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), up to 2,170,000 shares of the Common Stock, par value $0.001 per share (the "Shares") issuable upon conversion or exercise, as applicable, of (i) up to $950,000 principal amount of the Company's 6% Convertible Subordinated Debentures Due 2001 (the "Debentures"); (ii) up to 1,050 shares of Series G Convertible Preferred Stock; (iii) the Company's Series A Stock Purchase Warrants (the "Series A Warrants") to purchase up to 150,000 shares of common stock at an exercise price of $1.25625 per share; and (iv) the Company's Series B Stock Purchase Warrants to purchase up to 150,000 shares of common stock at an exercise price of $1.361 per share.

         We are of the opinion that the Shares have been duly authorized and, upon issuance and sale pursuant to the terms of the Debenture, Certificate of Designations of the Series G Convertible Preferred Stock and the Warrants, as applicable, will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                              Respectfully submitted,

                              /s/ TROOP STEUBER PASICH REDDICK & TOBEY, LLP

                              TROOP STEUBER PASICH
                              REDDICK & TOBEY, LLP